UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14D-9

SOLICITATION/RECOMMENDATION STATEMENT

UNDER SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

LOJACK CORPORATION

(Name of Subject Company)

LOJACK CORPORATION

(Names of Persons Filing Statement)

COMMON STOCK, PAR VALUE $0.01 PER SHARE

(Title of Class of Securities)

539451104

(CUSIP Number of Class of Securities)

Randy L. Ortiz

President and Chief Executive Officer

Jose M. Oxholm

Senior Vice President, General Counsel and Secretary

40 Pequot Way

Canton, MA 02021

(781) 302-4200

(Name, Address and Telephone Number, including area code, of Agent For Service)

With copies to:

Stuart M. Cable, Esq.

Lisa R. Haddad, Esq.

Jacqueline Mercier, Esq.

Goodwin Procter LLP

Exchange Place

53 State Street

Boston, MA 02109

(617) 570-1000

(Name, address, and telephone numbers of person authorized to receive notices and communications on behalf of the persons filing statement)

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Items 1.01, 5.03, 7.01 and 9.01 of the Current Report on Form 8-K filed by LoJack Corporation on February 2, 2016 (including all exhibits attached thereto) is incorporated herein by reference.